Exhibit 10.24

AMENDMENT TO AMENDED
AND RESTATED DEFERRED
COMPENSATION AGREEMENT

This Amendment to the Amended and Restated Deferred Compensation Agreement ("Agreement"), dated September 23, 1991 by and between J. Thomas May and Simons First National Bank, is made this 12th day of December, 2005,

WITNESSETH:

WHEREAS, Section 409A of the Internal Revenue Code was added by the American Jobs Creation Act of 2004;

WHEREAS, Section 409A and the regulations issued thereunder, substantially change the applicable rules to deferred compensation arrangements;

WHEREAS, Section 409A and the regulations thereunder provide for certain grace periods for the amendment of existing deferred compensation arrangements to comply with the new rules;

NOW, THEREFORE, the parties hereto desire to utilize the grace period to amend the Agreement to comply with the terms and conditions of Section 409A and the regulations thereunder as set forth below:

1.  New Definitions.  The following definitions are added to paragraph 1 of the Agreement:

Disabled - A participant shall be considered disabled if the participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant's employer, (iii) is determined to be totally disabled by the Social Security Administration or (iv) is determined to be disabled by the Employer's disability insurance program, provided the criteria utilized by the insurance program complies with the criteria set forth under (a) above.

Specified Employee - is a key employee (as defined in section 416(i) of the Internal Revenue Code without regard to section 416(i)(5)) of the Employer (and all persons with whom the Employer would be considered a single employer under section 414(b) or 414(c) of the Internal Revenue Code) any stock of which is publicly traded on an established securities market or otherwise. For this purpose, an employee is a key employee if he or she meets the requirements of section 416(i) at any time during the calendar year.  If a person is a key employee as of December 31 of any year,  the person is treated as a specified employee for the 12-month period beginning on the first day of April of the next calendar year. The determination as to whether the stock is publicly traded on an established securities market or otherwise must be determined as of the date of the Employee's separation from service.

2.  Amendment to Paragraph 3.  Subparagraph a. of paragraph 3 is hereby amended to read as follows:

a.  Employee's normal retirement at or after age 65,

3.  Addition of New Paragraph.  A new paragraph is hereby added to the Agreement to be designated as paragraph 4 and the paragraphs previously designated as 4, 5, 6, 7, 8, 9 and 10 shall hereafter be designated as 5, 6, 7, 8, 9, 10 and 11, respectively.  New paragraph shall read as follows:

4.  Payments to Specified Employees.    If at the time of the Employee's death disability, or separation from service, Employee is a Specified Employee, then notwithstanding any provision in herein, including paragraphs 3 and 4, concerning the date of the commencement of payments, all payments that Employee would otherwise have been entitled to receive hereunder during the first six (6) months after his death, disability or death shall be retained by the Employer and paid to the Employee (or his beneficiary, as the case may be) upon the first day of the seventh (7th) month next following the event giving rise to the payments. All payments due on any date more than six (6) months after the event giving rise to the commencement of payments shall not be delayed and shall be made on the dates as originally set forth herein.

4.  Continuation.  The Agreement is hereby modified to reflect the terms of this Amendment, and shall continue in full force and effect, as so amended.  All other provisions of the Agreement, not specifically modified herein, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this instrument this 12th day of December, 2005.

SIMMONS FIRST NATIONAL BANK

By /s/ H. Glenn Rambin
Title: President

     /s/ J. Thomas May
J. Thomas May